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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                          FIRST BANCTRUST CORPORATION
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                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                  31868F 10 2
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                                 (CUSIP Number)

                                    12-31-06
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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CUSIP NO. 31868F 10 2
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN TRUST
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [ ]

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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       90,606 SHARES
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      138,544 SHARES
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     90,606 SHARES
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   138,544 SHARES
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        229,150 SHARES
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        9.9%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        EP
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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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                                  Page 2 of 5
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ITEM 1.
         (A)      NAME OF ISSUER:

                  FIRST BANCTRUST CORPORATION

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  101 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944

ITEM 2.
         (A)      NAME OF PERSON FILING:

                  FIRST BANCTRUST CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
                  TRUST

                  TRUSTEE: FIRST BANKERS TRUST SERVICES, INC., BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  101 SOUTH CENTRAL AVENUE, PARIS, ILLINOIS 61944

         (C)      CITIZENSHIP

                  STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

         (D)      TITLE OF CLASS OF SECURITIES

                  COMMON STOCK PAR VALUE $.01 PER SHARE

         (E)      CUSIP NUMBER:

                  31868F 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Section 240.13D-1(B) OR Section 240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (F) [X] AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH Section 240.13d-1(b)(1)(ii)(F)

ITEM 4.  OWNERSHIP

         (A)      AMOUNT BENEFICIALLY OWNED

                  229,150 SHARES

         (B)      PERCENT OF CLASS

                  9.9%

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (I)      SOLE POWER TO VOTE OR DIRECT THE VOTE
                           90,606 SHARES REPRESENTING UNALLOCATED SHARES

                  (II) SHARED POWER TO VOTE OR DIRECT THE VOTE 138,544 REPRESENTING ALLOCATED SHARES

                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 90,606 SHARES

                  (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 138,544 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION

         THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

         BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                    FEBRUARY 7, 2007

                                    FIRST BANCTRUST CORPORATION EMPLOYEE STOCK
                                    OWNERSHIP PLAN TRUST BY FIRST BANKERS TRUST
                                    SERVICES, INC. AS TRUSTEE



                                    /s/ Linda Shultz
                                    -------------------------------------------
                                    Linda Shultz, Trust Officer